Exhibit 5.1

May 14, 2020

Board of Directors
First Interstate BancSystem, Inc.
401 North 31st Street
Billings, Montana 59116

Ladies and Gentlemen:

I am Executive Vice President, General Counsel to First Interstate BancSystem, Inc., a Montana corporation (the “Company”). I have represented the Company as to certain matters of Montana law in connection with the Underwriting Agreement, dated May 13, 2020 (the “Underwriting Agreement”), among the Company, First Interstate Bank and Piper Sandler & Co., relating to the proposed issuance by the Company of $100,000,000 aggregate principal amount of the Company’s 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”), pursuant to the registration statement on Form S-3ASR (File No. 333-237226) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 16, 2020, under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I, or attorneys in the legal department of the Company under my direction, have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including pdfs). I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of all parties thereto. As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of Montana (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. I express no opinion herein as to any other statutes, rules or regulations (and in particular, I express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).
Based upon, subject to and limited by the foregoing, I am of the opinion that:
(a) The Company is validly existing as a corporation under the laws of the State of Montana.
(b) The Company has the corporate power under Montana law to execute and deliver the Notes, and the Notes have been duly authorized by the Company.
This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the entry into the Underwriting Agreement, which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. I assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion.
I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this opinion under the caption “Validity of Notes” in the prospectus supplement dated May 13, 2020 to the prospectus dated March 16, 2020 that forms part of the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Act. Polsinelli PC may rely on the opinion expressed herein, insofar as it relates to matters of Montana law, for purposes of delivering its legal opinion in connection with the validity of the Notes.

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Very truly yours,
/s/ Kirk D. Jensen

Kirk D. Jensen
Executive Vice President, General Counsel of
First Interstate Bancsystem, Inc.